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                                                                   EXHIBIT 23.2


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



        We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the E-TEK Dynamics, Inc. 1997 Executive Equity Incentive Plan, the E-TEK Dynamics, Inc. 1997 Equity Incentive Plan, the E-TEK Dynamics, Inc. 1998 Director Option Plan, and the E-TEK Dynamics, Inc. 1998 Stock Plan of our report dated July 23, 1999 (except for Note 13, as to which the date is August 25, 1999), with respect to the consolidated financial statements of JDS Uniphase Corporation and the related financial statement schedule included in its Annual Report (Form 10-K/A) for the year ended June 30, 1999, filed with the Securities and Exchange Commission.


               /s/  Ernst & Young LLP


San Jose, California
June 29, 2000